September 17, 2012

Dear Fellow Shareholders:

We are very pleased to report that fiscal 2012 was an excellent year for Standex.  All five of our segments grew their revenue year-over-year in a generally low-growth demand environment, and all five improved their profitability.  Total revenue increased 9.2% from fiscal 2011, with new acquisitions contributing 2.4% of this growth.  On the bottom line, adjusted EBITDA was up 13.4% year-over-year, while non-GAAP operating income rose 16.5% and non-GAAP earnings climbed 14.1%, to $3.39 per share – a second consecutive record year for the Company.  We exited fiscal 2012 in the best financial condition in our history, generating strong free operating cash flow and finishing the year in a positive net cash position for the first time in the Company’s 57 year history.  We also maintained our record of 192 consecutive quarters of dividend payments to our shareholders.

This performance is the culmination of our cornerstone strategy: focus on top line growth initiatives and operational excellence.  While expanding and gaining share in our end-user markets during a challenging global economic period, we have reduced costs, consolidated facilities and improved productivity across the Company.  These measures have generated solid operating leverage across the majority of our businesses.  As a consequence, Standex enters fiscal 2013 with top-line momentum in combination with the balance sheet capacity and liquidity to continue funding organic and acquisition driven growth in the year ahead.

Focused Diversity Strategy Execution

Fiscal 2012 marked a major milestone in the continuing execution of our Focused Diversity strategy.  Over the past two years we have completed six bolt-on acquisitions that added a total of $85 million of sales to the Company.  These acquisitions were directly synergistic with four of our operating groups, and five of these acquisitions were located outside of the US.  The benefits resulting from these acquisitions include strategic sales and cost synergies with our core businesses which contributed to our sales and profit growth over this period.  Additionally, we increased the global reach of the Company overall.

Two of the larger acquisitions were Metal Spinners, located in the UK, and Meder electronic, headquartered in Germany.  Metal Spinners was acquired in the latter part of fiscal 2011 as a synergistic bolt- on acquisition for the Engineering Technologies group and significantly contributed to the sales and profit growth of the Company in fiscal 2012.  In July of 2012, we completed the acquisition of Meder electronic, which not only doubled the size of our Electronics segment, but also provides significant sales and cost synergy opportunities.  We expect Meder to be accretive to earnings in fiscal 2013.  During the third quarter of fiscal 2012, we acquired a 20% equity ownership position in Italy based Giorik S.p.A., which positions the Standex Food Service Equipment Group as a key player in the North American market for combination steam and convection “combi” ovens – further expanding the Group’s already formidable product portfolio.

 INTERNATIONAL CORPORATION, 11 KEEWAYDIN DRIVE, SUITE 300, SALEM, NH   03079  TEL.  (603) 893-9701   FAX. (603) 893-7324

During the third quarter of Fiscal 2012, we completed the divestiture of our Air Distribution Products business which has been severely impacted by the ongoing recession in the new housing market in the US.  At the same time, the business was not well aligned with our strategy to focus our efforts on businesses that allow us to differentiate ourselves from our competitors through technology and new products that provide engineered solutions to our customers.

These recent acquisitions, along with the divestiture of the Air Distribution Products business, provides Standex with five major platforms, all of which are growing profitably and are well positioned in their respective market segments.  As a result, we are very well positioned to grow the Company profitably through both organic growth initiatives and future M&A activity.

Business Review

Fiscal 2012 was another year of organic growth in all five of our business segments as our top line sales continued to outpace the growth rates of our end-user markets.  Our Food Service Equipment Group successfully weathered product demand and sales channel challenges in the Refrigerated Solutions business early in the year, in large part by broadening its position at major chains.  Our Cooking Solutions business encountered some of the same headwinds in the second half of the year and responded with similar growth initiatives.  In addition, we launched a number of cost-reduction and related efforts to improve our profitability in Cooking Solutions.  These measures were beginning to deliver the desired results by year-end, and we are optimistic that this improvement will continue in 2013.

The Standex Engraving Group continued to benefit from broad-based demand in the mold texturizing business in fiscal 2012 driven by OEM development of new automotive platforms in all three of our key geographic markets – North America, Europe and China.  We continued to make progress in our emerging market strategy for Engraving, with a focus on the Asia Pacific region, China and South America.  As part of this initiative, we launched a relocation of our Brazilian engraving operation into a bigger and better equipped facility in São Paulo, which we expect to complete in the first quarter of fiscal 2013.  We also plan to add a fourth mold texturizing facility in India and our first facility in South Korea in fiscal 2013.

Although our Engineering Technologies Group’s business is highly project-based and variable from quarter to quarter, the segment reported growth in sales and profitability for fiscal 2012.  This growth primarily reflected strong demand for our Metal Spinners products from customers in the oil and gas sector.  Among the exciting products in the Metal Spinners portfolio is a component used on floating production platforms in deep water subsea fields offshore of Brazil and Africa.  Our land -based gas turbine business returned to more typical sales levels in the second half of fiscal 2012 after having experienced softness over the prior 12 months.  Aerospace sales were up year-over-year in fiscal 2012 driven by a steady flow of orders and shipments related to unmanned space flight projects.

Fiscal 2012 was a solid year for the Standex Electronics Group.  On the top line, our growth was driven by a rebound in global reed switch demand in the latter part of the fiscal year coupled with the launch of several innovative new products and customer programs.  Among these was a new HVAC float sensor introduced in the third quarter.  This was followed in the fourth quarter by the introduction of new magnetic devices for medical imaging applications and sensor products for GE Medical and GE Appliance.  At the same time, the Electronics Group continued a number of ongoing cost reduction initiatives enabling the business to generate strong operating leverage for the year.  Looking forward, our plan for fiscal 2013 includes expanding our Electronics manufacturing capacity in Mexico.  While we continue to pursue these organic growth and profitability initiatives, our recent acquisition of Meder electronic positions the Standex Electronics Group to deliver a strong performance in fiscal 2013.  We are enthusiastic about the synergistic fit and growth prospects for the combined business.

The Standex Hydraulics Group posted solid year-over-year growth in sales and profitability in fiscal 2012.  Our hydraulics business continued to benefit from the strengthening in the North American market for dump trailer systems.  In addition, our focused efforts to capture a greater share of the demand for hydraulic rod and telescopic cylinders in refuse handling applications enabled us to increase our penetration of that significant market.  The globalization of our hydraulics business accelerated in fiscal 2012, highlighted by sales of rod and telescopic cylinders that we manufacture in China for customers in North America, Latin America and the Asia Pacific region.  In fiscal 2013, we are expanding the capacity of the China operation to meet anticipated demand for products manufactured in this facility.

2013 Outlook

We look forward to another successful year in fiscal 2013.  There are a number of macroeconomic uncertainties to navigate both domestically and abroad, but with the momentum we have generated on the top line and the improvements in our underlying operations, coupled with a very solid balance sheet, Standex is positioned more favorably than at any time in recent memory.  Our organic growth initiatives are working well, and we are launching a number of exciting customer and product initiatives across broader geographic markets.  We expect that these efforts will fuel further sales growth in fiscal 2013 and will allow us to continue to drive improvements in profitability.  In addition, we have the balance sheet strength and ample liquidity to capitalize on future acquisition opportunities.

The performance of the Company in fiscal 2012 is a testament to the personal efforts that our employees at every level of the organization have contributed to Standex, in particular during the challenges of the past several years.  We thank them for their continued dedication and congratulate all of them on a job well done.  We also want to thank our Board of Directors for their continued support and insight this past year.  Finally, on behalf of all of us at Standex, we extend our appreciation to you, our shareholders, for your partnership as we completed fiscal year 2012.  Our commitment to you is unwavering, and we hope to reward your confidence in Standex during fiscal 2013 and in future years.

Sincerely,

Roger L. Fix

President and Chief Executive Officer

Edward J. Trainor

Chairman of the Board of Directors

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